UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Act of 1934

Date of Report (Date of earliest event reported):

January 8, 2004

TETRA TECH, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-19655	95-4148514
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3475 East Foothill Boulevard, Pasadena, California 91107
(Address of principal executive offices)

(626) 351-4664
(Registrant’s telephone number, including area code)

Item 4.                   Changes in Registrant’s Certifying Accountant

(a)           Previous Independent Accountants

On January 8, 2004, Tetra Tech, Inc. (the “Company”) dismissed Deloitte & Touche LLP (“D&T”) as its independent audit firm.

The audit reports of D&T on the consolidated financial statements of the Company for each of the fiscal years in the two-year period ended September 28, 2003 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

The decision to change the Company’s independent audit firm was approved by the Company’s Audit Committee and confirmed by the Company’s Board of Directors.

During the two fiscal years ended September 28, 2003, and the subsequent interim period through January 8, 2004, there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to D&T’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the consolidated financial statements for such periods.

During the past two fiscal years ended September 28, 2003 and the subsequent interim period through January 8, 2004, D&T has not advised the Company of any reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K, as amended).

The Company requested that D&T furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements above and, if not, stating the respects in which it does not agree.  A copy of such letter is attached hereto as Exhibit 16.1 and is incorporated herein by reference.

(b)           New Independent Accountants

The Company engaged PricewaterhouseCoopers LLP (“PwC”) as its new independent audit firm as of January 8, 2004.  During the two most recent fiscal years and through the date of PwC’s engagement, the Company has not consulted with PwC regarding (i) either the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice provided that PwC concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K, and the related instructions to this Item), or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Item 7.                   Financial Statements and Exhibits

(c)	Exhibits

	16.1	Letter from Deloitte & Touche LLP Regarding Change in Certifying Accountant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2004

TETRA TECH, INC.

	By:	/s/ DAVID W. KING
David W. King
Executive Vice President and
Chief Financial Officer